Exhibit 23

ACCOUNTANTS' CONSENT

The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-19945, 333-19947 and 333-19949 on Form S-8) of United Natural Foods, Inc. of our reports dated September 8, 2000, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2000, and the related schedule, which reports appear in the July 31, 2000 annual report on Form 10-K of United Natural Foods, Inc.


Providence, Rhode Island                                      /s/ KPMG LLP
October 25, 2000                                              ------------
                                                              KPMG LLP